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EXHIBIT 21.1

List of Subsidiaries of Pacific Energy Partners, L.P.

        Anschutz Ranch East Pipeline LLC

        Pacific Energy Group LLC

        Pacific Marketing and Transportation LLC

        Pacific Pipeline System LLC

        Pacific Terminals LLC

        Ranch Pipeline LLC

        Rocky Mountain Pipeline System LLC

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EXHIBIT 21.1